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GETTY IMAGES, INC.



FOR IMMEDIATE RELEASE                                         FEBRUARY 10, 1998



                       GETTY COMMUNICATIONS AND PHOTODISC
                            COMPLETE MERGER AND FORM
                               GETTY IMAGES, INC.


Getty Images, Inc. (NASDAQ: GETY - formerly GETTY), one of the leading international providers of visual content, today announced the completion of the merger of Getty Communications plc, a leading provider of still and moving imagery, and PhotoDisc, Inc., a leading provider of royalty-free imagery on the Internet. This news follows the recently announced acquisition by Getty Communications of Allsport Photographic plc, a leading sports photography agency. The deal, valued at approximately $200 million was concluded on February 9th, 1998.

Co-Chairmen, Mark Getty and Mark Torrance, released a joint statement which said, "We are delighted to announce the completion of the merger between Getty Communications and PhotoDisc. Our primary focus in 1998 will be to combine the PhotoDisc and Getty web teams and accelerate the development of electronic distribution of our branded product lines. We expect the Tony Stone web site to be fully commerce enabled during the second half of 1998 and we look forward to providing our clients with additional selection, purchasing and delivery options, as well as continuing to provide a wide variety of high quality imagery."

Jonathan Klein, Chief Executive Officer of Getty Images, said "Our customers demand high quality and broad selection, as well as, increasingly, Internet access to digital images. The additional content reinforces our commitment to enhancing our collections of relevant, high quality imagery, and we also believe increases our customers' confidence that they will find the right image when sourcing pictures from any of the Getty Images companies."

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Getty Images has a broad spectrum of high quality, branded content across visual content categories. Getty Images' collections include Allsport (sports photography); Energy Film Library (stock footage); Hulton Getty (archival photographs); Liaison Agency (news and reportage); PhotoDisc (royalty-free digital imagery) and Tony Stone Images (contemporary stock photography).

Getty Images combines this breadth of content with an extensive international distribution network and a range of service and delivery options, from full-service to self service access and from rights-protected licensing to royalty-free licensing. As a result, whether the customer is an advertising executive looking for high resolution images with exclusive use rights, a broadcasting executive needing footage, a sales representative preparing a client presentation or anyone with a need for a picture, Getty Images will have the selection and distribution capabilities to meet that customers' creative needs.

CONTACTS:

GETTY IMAGES                           PHOTODISC
Colette Furey                          Laurie McEachron
Group Communications Manager           Communications Director
(011 44) 171 544 3456                  (206) 441 9355


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                              NOTES TO EDITORS

The merger was completed on February 9, 1998. Pursuant to the merger, Getty Communications plc formed Getty Images, Inc. as the new U.S. holding company for Getty Communications and PhotoDisc. Ordinary shares of Getty Communications (including ordinary shares underlying Getty Communications American Depositary Shares ("ADS")) were converted into approximately 19.2 million shares of Getty Images common stock. Approximately 8.0 million shares of Getty Images common stock were issued to the former PhotoDisc stockholders in the merger, in addition to approximately $39 million paid to the former stockholders and option holders.

Trading in Getty Communications ADSs on the Nasdaq National Market (NASDAQ:
GETTY) completed at the close of trading on Monday, February 9, 1998, and trading in shares of Getty Images common stock (NASDAQ: GETY) will commence on the Nasdaq National Market at the opening of trading on Tuesday, February 10, 1998.

Getty Images also completed on Monday, February 9 the previously announced acquisition of Allsport Photographic plc and the investment of $28 million by Getty Investments LLC.

DESCRIPTION OF GETTY IMAGES

Getty Images, Inc. (NASDAQ: GETY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies, and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in London, Seattle, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Tokyo, Sydney, Vienna, Barcelona and Hong Kong and dedicated agents in 15 countries.

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DESCRIPTION OF PHOTODISC

PhotoDisc is a leader in the development and marketing of digital stock photography products and the electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, which allows customers to pay a one-time fee to use an image on a non-exclusive basis for almost any purpose. Each image in its 50,000 photograph image library is available for immediate licensing and downloading for a fixed price from the PhotoDisc website at WWW.PHOTODISC.COM. as well as selected images available on thematic CD-ROM collections. PhotoDisc markets its products to creative professionals, such as graphic designers and advertising agencies; corporate professionals, such as managerial and sales executives within an organization; and small office/home office ("SOHO") customers.

DESCRIPTION OF ALLSPORT

Allsport is among the world's leading sports photographic agencies with offices in London and Los Angeles, as well as agents providing representation in approximately 30 countries. Allsport's customer base included major newspaper groups worldwide, publishers, sports governing bodies and sponsors.